ASSET PURCHASE AGREEMENT among GATEWAY INTERNATIONAL HOLDINGS, INC., a Nevada Corporation ("Gateway"), CNC REPOS, INC., a California corporation ("CNC") and DOUGLAS REDOGLIA, KENNETH COLLINI and STARR GARCIA (collectively "the CNC Shareholders").

WHEREAS, CNC wishes to transfer certain of its assets as listed on Schedule A attached hereto ("the CNC Assets") to Gateway in exchange for common stock of Gateway in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

WHEREAS, Gateway wishes to acquire the CNC Assets.

NOW, THEREFORE, Gateway, CNC and the CNC Shareholders agree as follows:

1.. **Purchase and Transfer of CNC Assets.**

1.1 Transfer of Assets. At the Closing (as defined hereinafter), CNC shall transfer and deliver to Gateway all right, title and interest of CNC in and to the CNC Assets, free and clear of all liens, encumbrances, or any questions of title or ownership. All documents which are part of the CNC Assets shall be in usable, complete, and accurate condition and shall be in a form available for immediate possession and use by Gateway.

1.2 Transfer of Shares. At the Closing, Gateway shall deliver to CNC one or more certificates aggregating 1,000,000 shares of its voting common stock, $.001 par value per share, fully paid and non-assessable, as payment in full for the transfer of the CNC Assets(the "Purchase Shares"). At the request of CNC, the Purchase Shares shall be issued 450,000 shares to Douglas Redoglia, 450,000 shares to Kenneth Collini and 100,000 shares to Starr Garcia.

1.3 Stock Legends. The Purchase Shares will be issued pursuant to available federal and state exemptions from the registration of securities for public sale. The Purchase Shares will be restricted in their transferability as required by such exemptions and the certificates representing such shares will bear a legend reflecting such restriction. The CNC Shareholders will execute and deliver to the Company its form of stock subscription agreement acknowledging such restrictions and other terms of the transfer of the Purchase Shares.

1.4 No Assumed Liabilities. The parties acknowledge and agree that Gateway is not assuming any liabilities of CNC, nor any of its subsidiaries, existing prior to, at, or following Closing, whether known or unknown, or hereafter arising, including without limitation, accounts payable, accrued expenses, federal, state or local taxes, or any liabilities or obligations of CNC with respect to current or former employees, directors, independent contractors, shareholders, creditors or investors.

1.5 Termination of CNC Business. Following the Closing, CNC will proceed in a diligent and timely manner to terminate its business operations except those required to complete the transactions contemplated by this Agreement. CNC and the CNC Shareholders will take whatever steps and execute such documents are required or appropriate to complete the transfer the name "CNC Repos, Inc." to Gateway, including amending the articles of incorporation of CNC or dissolving the corporation.

2. **Additional Shares.**

2.1 Shares Issued upon Sales. If, during the first 12 months following the Closing, the aggregate of all sales made by the Company to purchasers whose names appear on any of the lists included in the CNC Assets (but who were not customers of the Company within the 12 months preceding the Effective Date of this Agreement) total or exceed $3,000,000, then on the first anniversary of the Closing the Company shall issue an aggregate of 500,000 shares of its common stock distributed 225,000 shares to Douglas Redoglia, 225,000 shares to Kenneth Collini, and 50,000 shares to Starr Garcia. If, at such time, such sales are less than $3,000,000 but equal or exceed $2,700,000, then the Company shall issue an aggregate of 400,000 shares distributed 180,000 shares to Mr. Redoglia, 180,000 shares to Mr. Collini, and 40,000 shares to Ms. Garcia. All shares issued pursuant to this Section are referred to as "Additional Shares".

2.2 Change in Control. If, during the first 12 months of this Agreement, there is a Change of Control of the Company (as defined in Schedule B hereto), then at the election of the majority of the CNC Shareholders, the Company shall issue at such time Additional Shares to Messrs. Redoglia and Collini and Ms. Garcia *pro rata* based on the ratio the sales referred to in this Section bear to $3,000,000 to a maximum of 500,000 shares.

2.3 Nonassignability of Interest. Neither the right to receive Additional Shares nor any interest in such shares shall be assignable by CNC nor any of the CNC Shareholders except by will or operation of law, and neither CNC nor any of the CNC Shareholders shall have any voting rights, rights to receive dividends or other distributions thereon, or any other rights of a shareholder of the Company with respect to any Additional Shares until such shares are issued.

2.4 Adjustments to Number of Additional Shares. If, after the Closing but prior to the issuance of the Additional Shares, if any, the outstanding shares of common stock of the Company are, without the receipt of new consideration by the Company, increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar change in the Company's capitalization, the number of Additional Shares to be issued hereunder shall be equitably adjusted for such transaction.

3. **Approval of CNC Shareholders; Indemnification.**

3.1 Adoption by CNC Shareholders. This Agreement shall be adopted by the CNC Shareholders at a meeting called for that purpose or by written consent pursuant to the laws applicable thereto.

3.2 Indemnification. CNC and the CNC Shareholders, jointly and separately, agree to defend and indemnify Gateway against any costs, claims, judgments or expenses from any claims made by any third party at any time against Gateway arising from any operations of CNC occurring prior to the Closing.

4. **Representations and Warranties of CNC and the CNC Shareholders.** CNC and the CNC Shareholders represent and warrant that:

4.1 Corporate Organization and Good Standing. CNC is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

4.2 Corporate Authority. CNC has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

4.3 Authorization. Execution of this Agreement has been duly authorized and approved by CNC's board of directors.

4.4 Title. CNC has clear and unencumbered title to the name "CNC Repos, Inc". and any trademarks, trade name and service marks associated therewith and has clear and unencumbered title to the customer, vendor and contacts list included in the CNC Assets. There does not exist any valid prohibition, challenge or impediment to the sale of the CNC Assets asserted or capable of being asserted by any person, entity, or government agency.

4.5 No Changes in CNC Assets. Between the date of this Agreement and the Closing there will be no change in or impairment of the CNC Assets other than with the consent of the Company.

4.6 Sole Shareholders. The CNC Shareholders are the sole shareholders of CNC, the CNC shares owned by them have not been sold, pledged or hypothecated and are not the subject of any contract of sale or option agreement, and the CNC Shareholders have the sole right to vote such shares.

4.7 No Violation. Consummation of the transactions contemplated by this Agreement will not constitute or result in a breach or default under any provision of any charter, bylaw,

indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of CNC is subject or by which CNC is bound.

4.8 No Broker's Commission. No fees or commissions are or will be due and payable to any broker or finder as a result of the transactions contemplated by this Agreement.

5. **Representations and Warranties of Gateway.** Gateway represents and warrants that:

5.1 Corporate Organization and Good Standing. Gateway is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

5.2 Issue of Shares; Reservation. The Purchase Shares to be issued pursuant to this Agreement will be validly issued, fully paid and non-assessable and the Company will reserve sufficient shares of its common stock against the issuance of any Additional Shares.

5.3 Corporate Authority. Gateway has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

5.4 Authorization. Execution of this Agreement has been duly authorized and approved by Gateway's board of directors.

5.5 No Violation. Consummation of the transactions contemplated by this Agreement will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Gateway is subject or by which Gateway is bound.

5.6 No Broker's Commission. No fees or commissions are or will be due and payable to any broker or finder as a result of the transactions contemplated by this Agreement.

6. **Conditions Precedent to Obligation of CNC.** CNC's obligation to consummate the transactions contemplated by this Agreement shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by CNC:

6.1 Gateway's Representations and Warranties. The representations and warranties of Gateway set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

6.2 Gateway's Covenants. Gateway shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

7. **Conditions Precedent to Obligation of Gateway.** Gateway's obligation to consummate the transactions contemplated by this Agreement shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Gateway:

7.1 CNC's Representations and Warranties. The representations and warranties of CNC and the CNC Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

7.2 CNC's Covenants. CNC and the CNC Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

7.3 Shareholder Approval. This Agreement shall have been approved by the required number of shareholders of CNC.

8. **Access.** From the date hereof to the Closing, Gateway and CNC shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the transactions contemplated by this Agreement are not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

9. **Closing**.

9.1 Transfers. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the Company's offices at 2672 Dow Avenue, Tustin, California, within five days following execution of this Agreement or at such later date as may be chosen by mutual agreement of the parties. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. Each party shall pay its own fees and expenses and those of its agents counsel, and advisors.

9.2 Originals. Any copy, facsimile, telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

9.3 Deliveries by CNC. At the Closing, CNC shall deliver if not already delivered to Gateway:

(i) Evidence of the consent of the Board of Directors and the shareholders of CNC to this Agreement.

(ii) Evidence of or certificate of the Secretary of State of California as of a recent date as to the good standing of CNC.

(iii) CNC's secretary's certificate of incumbency of the officers and directors of CNC.

(iv) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

(v) The stock subscription agreements executed by the CNC Shareholders.

(vi) The CNC Assets.

9.4 Deliveries by Gateway. At the Closing, Gateway shall deliver in satisfactory form, if not already delivered to CNC:

(i) Evidence of the consent of the Board of Directors of Gateway to this Agreement.

(ii) Evidence of or certificate of the Secretary of State of Nevada as of a recent date as to the good standing of Gateway.

(iii) Gateway's secretary's certificate of incumbency of the officers and directors of Gateway.

(iv) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

(v) Certificates for the Purchase Shares in the names and amounts provided for herein.

10. **Survival of Representations and Warranties.** The representations and warranties set out herein shall survive the Closing.

11. **Arbitration.** The parties and the CNC Shareholders hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association in Orange County, California.

12.. **General Provisions.**

12.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

12.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

12.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Gateway, to:

Gateway International Holdings, Inc.
2672 Dow Avenue
Tustin, California 92780

If to CNC or the CNC Shareholders, to

CNC Repos, Inc.
2200 West Orangewood Avenue
Orange, California 92868

12.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

12.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

12.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

12.8 Effective Date. This effective date of this Agreement shall be October 1, 2007.

IN WITNESS WHEREOF, the parties have executed this Agreement.

GATEWAY INTERNATIONAL HOLDINGS, INC.

By______________________________________________

CNC REPOS, INC.

By______________________________________________

_________________________________________________(L.S).
Douglas Redoglia

_________________________________________________(L.S).
Kenneth Collini

_________________________________________________(L.S).
Starr Garcia

Schedule A to Asset Purchase Agreement
The CNC Assets

CNC Repos, Inc. shall transfer to Gateway International Holdings, Inc. pursuant to the foregoing Asset Purchase Agreement the following:

1. All rights to the name "CNC Repos, Inc." and all trademarks, trade names, or service marks relating to or in connection with such name, all of which shall be transferred without encumbrance, attachment, challenge or known use by any other entity or organization.

2. All CNC's customer lists, contact lists, vendor lists, and all other related compilations of such names and contact information in hard copy or computer format, or both. All such lists will be in forms capable of being immediately used by Gateway. The lists shall be organized in a manner standard for such lists (e.g., alphabetical, geographical or other standard format) and shall be current, legible, and contain such notes or appendices necessary usable.

3. A complete download of the CNC QuickBooks files as of September 30, 2007.

4. A written summary, including names and other data, of all persons or entities that purchase machines from CNC during the last 24 months.

5. A complete list of all banks, financing companies and similar entities with which CNC has had any business relationship within the past 36, which list shall state the nature and terms of those relationships.

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Schedule B to Asset Purchase Agreement

As used in the Agreement, the phrase "Change in Control" shall mean:

(a) Except as provided by subparagraph (b) hereof, the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3) promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company, or

(b) Approval by the Board of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

(i) a merger or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation; or

(ii) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

(iii) Approval by the Board of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets (other than a liquidation or sale pursuant to which all or substantially all of the Company's assets continue to be owned by an affiliate of the Company).

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